UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 12, 2006

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	011-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT 06902

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On March 12, 2006, Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership” or “Star”) entered into a contingent amendment to that certain unit purchase agreement dated as of December 5, 2005 (the “unit purchase agreement”), by and among Star Gas Partners, Star Gas LLC (“Star Gas”), Kestrel Energy Partners, LLC (“Kestrel”), Kestrel Heat, LLC (“Kestrel Heat”) and KM2, LLC (“M2”).

The contingent amendment provides for:

(i)	an increase in Kestrel’s equity investment to $16.875 million (compared to $15 million under the original unit purchase agreement) in which Kestrel Heat and M2 will purchase an aggregate of 7,500,000 common units from the Partnership at $2.25 per unit (compared to $2.00 per unit under the original unit purchase agreement); and

(ii)	an increase in the size of the rights offering to the Partnership’s common unitholders to $39.375 million (compared to $35 million under the original unit purchase agreement) at an exercise price of $2.25 per unit (compared to $2.00 per unit under the original unit purchase agreement), with a standby commitment from M2 to purchase all units that are not subscribed for in the rights offering.

The contingent amendment will only become effective, and amend the existing unit purchase agreement, upon the satisfaction of certain conditions. The contingent amendment will become effective if Star Gas Partners receives the consent to the contingent amendment from the holders of 2/3 of Star Gas Partners’ outstanding senior notes prior to the close of business on Tuesday, March 28, 2006. The contingent amendment will also become effective if Kestrel and Star Gas Partners mutually agree in writing to such effectiveness. In the event that neither of the conditions discussed above are satisfied, the contingent amendment will be of no further force and effect and Star Gas Partners will proceed with the existing unit purchase agreement, which will remain in effect without amendment thereto.

Except as set forth above, the original unit purchase agreement remains in full force and effect.

The description of the agreement that is contained in this Form 8-K is qualified in its entirety to the text of the actual agreement that is filed as an exhibit hereto.

Item 9.01(d) Exhibits

99.1	Amendment No. 1 to Unit Purchase Agreement dated March 12, 2006

99.2	Press Release dated March 13, 2006

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P. By: Star Gas LLC (General Partner)

By:	/S/ RICHARD AMBURY
Name:Richard Ambury Title:Chief Financial Officer

Date: March 14, 2006